EXHIBIT 3
Certificate of Ownership and Merger

of

ADUROMED CORPORATION

with and into

ADUROMED INDUSTRIES, INC.

January 2, 2009

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), the undersigned, the duly elected and acting President and Chief Executive Officer of ADUROMED INDUSTRIES, INC., a Delaware corporation (the “Company”), hereby certifies to the following information relating to the merger (the “Merger”) of ADUROMED CORPORATION, a Delaware corporation (the “Subsidiary”), with and into the Company:

FIRST:  The Company was incorporated in the State of Delaware on June 6, 2000.

SECOND:  The Company owns all of the issued and outstanding shares of the capital stock of ADUROMED CORPORATION, Subsidiary, which was incorporated in the State of Delaware on August 1, 2002.

THIRD:  Subsidiary is hereby merged with and into the Company.

FOURTH:  The board of directors of the Company duly adopted the resolutions attached hereto as Exhibit A in connection with the Merger and a change of the corporate name of the Company on December 9, 2008, with the Company to be the surviving corporation (the “Surviving Corporation”).

FIFTH:  Thereafter, said name change amendment was approved in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Company entitled to vote thereon (being the holders of the Company's Common Stock) and notice to the stockholders eligible to vote, but who did not consent in writing, was delivered as required by Section 228(d).

SIXTH:  The name of the Surviving Corporation shall be: “MEDCLEAN TECHNOLOGIES, INC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Ownership and Merger as of the date first written above.

ADUROMED INDUSTRIES, INC.

/s/ Scott Grisanti
Scott Grisanti
President and Chief Executive Officer

EXHIBIT A

Resolutions
Adopted December 9, 2008
The Merger

RESOLVED:  That Subsidiary be merged with and into the Corporation (the “Merger”), with this Corporation being the surviving corporation of the Merger (the “Surviving Corporation”); that the effective time of the Merger (the “Effective Time”) shall be upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware; that the Corporation deems the Merger to be advisable and in the best interests of this Corporation; that at the Effective Time, the Surviving Corporation shall assume all of Subsidiary’s liabilities and obligations, the identity, existence, rights, privileges, powers, franchises, properties and assets, and the identity and separate existence of Subsidiary shall cease and all rights, privileges, powers, franchises, properties and assets of Subsidiary shall be vested in this Corporation; and that the Chief Executive Officer and Chief Financial Officer of this  Corporation (the “Authorized Officers”) be, and each of them acting individually hereby is, authorized in the name and on behalf of this Corporation to take any and all actions and to execute and deliver any and all documents, agreements, instruments or certificates and to do or cause to be done any and all other things as may in his judgment be necessary, desirable or appropriate in order to give effect to carry out the intent of this resolution, the execution and delivery of any such documents, instruments or certificate and the taking of any such action to be conclusive evidence that the same has been approved by this Corporation.

RESOLVED:  That at the Effective Time of the Merger, the name of the Surviving Corporation shall be changed to MEDCLEAN TECHNOLOGIES, INC.

RESOLVED:  That from and after the Effective Time and thereafter until amended as provided by law, the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Corporation subject to the change of the Surviving Corporation’s name to MEDCLEAN TECHNOLOGIES, INC. and the bylaws of the Surviving Corporation shall be the bylaws of this Corporation, as in effect at the Effective Time.

RESOLVED:  That the preceding resolutions relating to the Merger may be rescinded by the Board of Directors at any time before the Effective Time.

RESOLVED:  That from and after the Effective Time the officers of the Surviving Corporation shall be the following persons, to hold the offices set forth beside their respective names, and to hold such office in accordance with the bylaws and until their successors are duly elected and qualified:

Name	Office
Scott Grisanti	President and Chief Executive Officer
Kevin Dunphy	Treasurer and Chief Financial Officer
Sean Macpherson	Secretary

RESOLVED:  That from and after the Effective Time the directors of the Surviving Corporation shall be the following persons, to hold office in accordance with the bylaws and until their successors are duly elected and qualified:

Joseph Esposito, Damien Tanaka, Scott Grisanti, Jay Bendis, Elan Gandman, Ronald LaMorte, Kenneth Londoner

RESOLVED:  That the Authorized Officers of the Corporation be, and each of them acting individually hereby is, authorized, empowered and directed to do any and all acts and things, to pay any and all reasonable expenses, and to make, execute, deliver, file or record any and all agreements, certificates, instruments, papers and other documents which shall be or become necessary, proper or convenient to effectuate the full purpose of the foregoing resolutions.

RESOLVED:  That the all actions of the Authorized Officers of the Corporation that are within the authority conferred by the foregoing resolutions are hereby ratified, confirmed and approved in all respects.